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                                                                  Exhibit (a)(2)

                  [Brooks Automation, Inc. Letterhead]

FROM:             Robert J. Therrien, Chairman and Chief Executive Officer

SUBJECT:          OFFER TO EXCHANGE STOCK OPTIONS

DATE:             March 13, 2003

TO:               All Employees

         I am pleased to announce that the stockholders of Brooks Automation, Inc. have approved a program to allow the Company to offer a stock option exchange program to all employees. This program can be a significant benefit to employees who hold stock options with exercise prices of $20 or higher, and which expire after April 16, 2004, by offering them the opportunity to exchange those old stock options for new stock options. Participation in this program is totally at the employee's discretion. If you wish to participate, you can exchange any grant, subject to minimum limitations, or all of your eligible stock option grants at your discretion. If you participate, your old stock options will be cancelled and you will receive, in exchange, a number of new options based on the following table:

                                                   EXCHANGE RATIOS
EXERCISE PRICE OF OLD OPTION          (# NEW OPTIONS FOR OLD OPTIONS EXCHANGED)
--------------------------------------------------------------------------------
Greater than $100.00                       1 new option for 15 old options
--------------------------------------------------------------------------------
$50.00-$99.99                              1 new option for 5 old options
--------------------------------------------------------------------------------
$30.00-$49.99                              1 new option for 2 old options
--------------------------------------------------------------------------------
$20.00-$29.99                              1 new option for 1.5 old options
--------------------------------------------------------------------------------
Less than $20.00                           Not eligible to participate

         The price of the new options cannot be established due to regulatory requirements, nor can the new option grants be issued until more than six months have lapsed from the date the old options are cancelled. We estimate the new grant date will be on or about October 16, 2003, and the exercise price of the new option will be the closing market price on the day of the grant. To receive a new option grant, you must be an employee on the date the new stock option is granted. In general terms, the vesting of the new options will have an additional 6 months added on to the vesting schedule of the options given up.

         Again, we're very excited about bringing you this opportunity. You will be receiving additional material on this stock option exchange, including Frequently Asked Questions, the Offer to Exchange, the Election Form and the Notice to Withdraw from the Offer, and you should carefully review these documents in their entirety. If you want

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to participate, you must submit an Election Form (Offer to Exchange Options
Election Form) and hand deliver, courier, mail or fax to the Office of the Treasurer at Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, Attention: Lynda Avallone fax no. 978-262-1515, not later than 6:00 p.m. Eastern Standard Time on April 11, 2003. If you have any questions, we have a hot line set up to leave a voice mailmessage (978-262-7373). We will respond to your voice mail within 48 hours. We also have a separate email address for you to email questions. This address is stock-option-exchange@brooks.com.

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